TRADING ADVISOR AGREEMENT

THIS AGREEMENT is made as of the 28th day of June, 2007 between the RFMC Global Directional Fund, LP, a Delaware limited partnership (the “Partnership”) whose general partner is Ruvane Fund Management Corporation (the “General Partner”), and Welton Investment Corporation, a Delaware corporation (the “Trading Advisor”).

WITNESSETH:

WHEREAS, the Partnership has been organized by the General Partner to engage in trading commodity futures contracts and options on commodities or commodity futures contracts, and forward contracts (collectively, “futures interests”) (and the Partnership may also invest in entities, including other partnerships or funds, that trade futures interests), and the limited partnership agreement of the Partnership provides that the General Partner may and intends to contract with trading advisors who will make the actual trading decisions for the Partnership;

WHEREAS, the Trading Advisor’s business is making trading decisions on behalf of investors in the purchase and sale of futures interests; and

WHEREAS, the General Partner and the Trading Advisor each desire the Trading Advisor to make investment decisions for the Partnership using its Global Directional Portfolio trading strategy on the terms and conditions set forth in this Agreement;

           NOW, THEREFORE, the parties agree as follows:

1. Duties of the Trading Advisor.  (a) Limited partnership interests in the Partnership will be offered in a offering exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder (together, the “1933 Act”). The Partnership will be as described in a Confidential Offering Memorandum (the “Memorandum”) filed with the National Futures Association (the “NFA”). The Trading Advisor will utilize its Global Directional Portfolio trading strategy in connection with its management of the Partnership’s assets. The aggregate amount allocated to the Trading Advisor including notional funds, together with cumulative profits thereon as a result of its investment activities on behalf of the Partnership, including any interest income earned thereon, less any allocated fees and expenses and adjusted for additions and withdrawals, shall be the “Trading Advisor’s Allocated Assets.” Management and performance fees paid or accrued, commissions charged, and any other specific liabilities attributable to the Partnership’s account maintained at its futures commission brokers shall be chargeable to such account.

(b) The Trading Advisor shall determine the investment and reinvestment of the Trading Advisor’s Allocated Assets on the terms and conditions set forth in this Agreement and in accordance with the Trading Policies set forth in the current Memorandum and the Trading Advisor’s Global Directional Portfolio trading strategy (which term, for purposes of this Agreement, shall include trading instructions, methods and systems), as described in the latest dislosure document field by the Trading Advisor with the NFA or Commodity Futures Trading Commission (the “CFTC”). The Trading Advisor shall have sole discretion and use its best efforts in determining independently the investment and reinvestment of the Trading Advisor’s Allocated Assets pursuant to the Global Directional Portfolio trading strategy, except that the

General Partner may overrule the instructions of the Trading Advisor (i) to the extent necessary to comply with speculative position limits, (ii) to the extent that the General Partner believes doing so is necessary or advisable for the protection of the Partnership, or (iii) to the extent otherwise described herein.

(c) The Trading Advisor may, in its discretion, alter the Global Directional Portfolio trading strategy in investing and reinvesting the Trading Advisor’s Allocated Assets, provided that the Trading Advisor determines that such alteration is in the best interests of the Partnership. The Trading Advisor will give prompt notice in writing to the General Partner of (i) any change in the Global Directional Portfolio trading strategy which the Trading Advisor considers to be material, and (ii) if any of the Trading Advisor’s principals are no longer actively involved in the daily management of the Trading Advisor.

(d) Neither the Trading Advisor, nor any employee or officer of the Trading Advisor or any person who controls the Trading Advisor shall be liable to the General Partner, the Partnership, or any other firm, person or organization under this Agreement except as set forth in Section 8 hereof; it being understood that trading profits recognized or losses incurred on behalf of the Partnership shall be for the account of the Partnership and the Trading Advisor shall not incur any liability for such profits or losses provided the Trading Advisor would not otherwise be liable to the Partnership under the terms hereof.

(e) The Partnership or the General Partner will instruct the Partnership’s futures commission merchant(s) to furnish copies of all trade confirmations and other trading reports to the Trading Advisor in electronic or hard-copy format. On a daily basis after the close of trading, the Trading Advisor shall check out with the Partnership’s broker(s). The Trading Advisor will maintain a record of all purchase and sale statements furnished to it by the Partnership’s broker(s) for the Partnership’s account with respect to the Trading Advisor’s Allocated Assets, and will monitor all open positions relating thereto. The Trading Advisor agrees to notify the General Partner immediately of any error committed by the Trading Advisor or its principals or any of its employees with respect to a trade on behalf of the Partnership and to notify the General Partner promptly of any order or trade for the Partnership which the Trading Advisor believes was not executed in accordance with the Trading Advisor’s instructions.

2.   Requests for Information. The Trading Advisor agrees to provide the General Partner with any information concerning the Trading Advisor that the General Partner may reasonably request concerning the Trading Advisor including, but not limited to, information regarding any change in control, personnel, trading approach and financial condition which the General Partner reasonably deems to be material to the Partnership, and shall notify the General Partner of any such matters the Trading Advisor believes are material to the Partnership. The Trading Advisor shall cooperate, to the extent that the General Partner may reasonably request, in preparing offering materials, investor information reports and regulatory filings relating to the Partnership. Nothing in this Agreement shall require the Trading Advisor to disclose the proprietary details of the Global Directional Portfolio trading strategy used to manage the Trading Advisor’s Allocated Assets. The Trading Advisor will make itself reasonably available upon the reasonable request of the General Partner to support efforts to market or develop the Partnership, including without limitation participating in telephone calls and meetings with potential marketers or customers of the Partnership. Further, the Trading Advisor agrees to cooperate with the General Partner in connection with its obligations to the Partnership.

3.   Disclosure Documents. During the term of this Agreement, the Trading Advisor shall promptly furnish the General Partner with a copy of each disclosure document of the Trading Advisor filed with the CFTC and the NFA. The General Partner hereby acknowledges receipt of the latest filed disclosure document of the Trading Advisor, dated May 31, 2007.

 4.   Trading Advisor Independent.. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Partnership or General Partner in any way or otherwise be deemed an agent of the Partnership or General Partner.

5.   Commodity Broker. All trades for the account of the Partnership shall be made through such commodity broker(s) or introducing broker(s) as the General Partner shall direct. Initially, the General Partner has selected Calyon Financial Services Inc. and ADM Investors Services Inc. as the Partnership’s commodity brokers and Bridgeton Global Investor Services, Inc. as the Partnership’s introducing broker. In placing trades for the account of the Partnership, the Trading Advisor agrees that is shall use its standard procedures for allocating orders among the Trading Advisor’s various accounts and not knowingly favor any other such account over that of the Partnership. The Trading Advisor agrees to ‘give up’ trades placed on behalf of the Partnership’s account to such commodity brokers as the General Partner directs.

6.   Fees. (a) For the performance of its services under this Agreement, the Partnership will pay the Trading Advisor a quarterly management fee based upon the Net Asset Value (as defined below) of the Trading Advisor’s Allocated Assets at the end of each calendar month during the term hereof, without regard to whether the Partnership is profitable with respect to the Trading Advisor’s Allocated Assets, and a quarterly performance fee payable at the end of each calendar quarter during the term hereof. The management fee will be paid on a quarterly basis in an amount equal to 0.50% of the Partnership’s month-end net assets for each month during such quarter, or 2.0% per year, based on the Net Asset Value of the Trading Advisor’s Allocated Assets as of the end of each month. “Net Asset Value” of the Trading Advisor’s Allocated Assets shall mean the total assets of the Trading Advisor’s Allocated Assets including all cash and cash equivalents (valued at cost), notional funds, accrued interest and the market value of all open commodity positions and other assets maintained by the Partnership, less the market value of all liabilities and reserves of the Partnership, including accrued management and performance fees, determined in accordance with the principles specified in Paragraph 6 of the Limited Partnership Agreement of the Partnership and, where no principle is specified, in accordance with generally accepted accounting principles. The Trading Advisor’s Allocated Assets shall be determined in accordance with the definition set forth in Section 1 above. The Partnership will not pay a performance fee directly to the Trading Advisor. Instead, the Partnership will pay the General Partner a performance fee of twenty percent (20%) of New Profits (as defined below). The General Partner will pay the Trading Advisor seventy-five percent (75%) of the amount of any performance fees it receives from the Partnership. “New Profits” shall mean the excess (if any) of (A) the net asset value of the Trading Advisor’s Allocated Assets as of the last day of any calendar quarter (before deduction of incentive fees paid or accrued for such quarter), over (B) the net asset value of the Trading Advisor’s Allocated Assets as of the last day of the most recent quarter for which a performance fee was paid or payable (after deduction of such performance fee). In computing New Profits, the difference between (A) and (B) above shall be (i) increased by the amount of any distributions or redemptions paid or accrued by the Trading Advisor’s Allocated Assets as of or subsequent to the date in (B) through the date in (A), (ii) adjusted (either decreased or increased, as the case may be) to reflect the amount of any additional allocations or negative reallocations of the Trading Advisor’s Allocated Assets from the date in (B) to the last day of the quarter as of which the current performance fee calculation is made, and (iii) increased by the amount of any losses attributable to redemptions. If any performance fee is paid to the Trading Advisor, the Trading Advisor will retain the amount paid regardless of any subsequent decline in account value, but will not be eligible to receive subsequent performance fee payments until the Trading Advisor has recouped its losses and earned New Profits.

(b) If trading by the Trading Advisor on behalf of the Partnership commences in mid-month or mid-quarter the Trading Advisor's Allocated Assets as of the date the Trading Advisor commenced trading on behalf of the Partnership will be used for purposes of calculating the fees payable hereunder. If this Agreement is terminated (i) on a date other than the end of a month, the management fee described above shall be determined as if such date were the end of a month (but the applicable fee shall be prorated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month) or (ii ) on a date other than the end of a quarter, the performance fee described above shall be determined as if such date were the end of a quarter. The management fee payable to the Trading Advisor for the month in which the Trading Advisor commences trading shall be prorated based on the ratio of the number of trading days in the month from the day trading commences to the total number of trading days in the month.

7.   Term. (a) Unless terminated earlier by the General Partner as provided herein, the term of this Agreement shall run from the date hereof until December 31, 2008 (the “Initial Term”) and is automatically renewable thereafter for one year periods unless either the Trading Advisor or the General Partner terminates the Agreement at the end of the Initial Term or at the end of any one year renewal period thereafter by giving ninety (90) days’ prior written notice to the other party. In addition, the General Partner shall have the right to terminate this Agreement at any time upon written notice to the Trading Advisor if: (i) Patrick L. Welton does not continue to be actively engaged in the operations and affairs of the Trading Advisor or otherwise direct the trading by the Trading Advisor; (ii) the Trading Advisor merges, consolidates with, or sells its advisory business or a substantial portion of its assets or its goodwill to any individual or entity, or becomes bankrupt or insolvent; (iii) the registration of the Trading Advisor as a commodity trading advisor with the CFTC or its membership in the NFA is suspended or terminated; (iv) the Trading Advisor materially violates the Trading Policies of the Partnership as set forth in the Memorandum or (v) the Global Directional Portfolio trading strategy as utilized by the Trading Advisor in connection with its management of the Partnership’s asset under performs the Barclay CTA Index (or other agreed upon broad managed futures index) by more than 20% over a 24 month period as measured net of all Trading Advisor fees and in a manner consistent with Part 4 of the CFTC regulations promulgated under the US Commodity Exchange Act, as amended.

(b) The Trading Advisor shall have the right to terminate this Agreement immediately upon written notice to the General Partner if (i) Robert L. Lerner does not continue to be actively engaged in the operations and affairs of the General Partner; (ii) a new general partner is elected; or (iii) there is a material change in the Partnership’s trading policies.

8. Standard of Liability. Neither the Trading Advisor nor any of its employees, principals, shareholders or any person who controls the Trading Advisor shall be liable to the General Partner or the Partnership under this Agreement except by reason of acts or omissions which constitute misconduct or negligence or which result from not having acted in good faith in the reasonable belief that such actions or omissions were in, or not opposed to, the best interest of the General Partner or the Partnership or any acts in contravention of this Agreement; it being understood that, without limiting the Trading Advisor’s liability hereunder, futures and options transactions made by the Trading Advisor on behalf of the Partnership shall be for the account and risk of the Partnership.

9.   Indemnification. (a) The General Partner agrees to indemnify, defend and hold harmless the Trading Advisor and its officers, directors, shareholders, principals, and employees from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and any amounts paid in settlement; provided, that the General Partner shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of, (x) this Agreement or the advisory services performed or to be performed by the Trading Advisor for the account of the Partnership, or solely from the fact that the Trading Advisor is or was a trading advisor to the Partnership or (y) the offering, issuance or sale of units in the Partnership, including any untrue statement or alleged untrue settlement of a material fact contained in the Memorandum, or the omission or alleged omission therefrom or a material fact necessary in order to make the statements therein not misleading, except that the General Partner shall not indemnify and hold harmless the Trading Advisor, or its officers, directors, employees, principals or shareholders for any loss, claim, damage, judgment, liability, cost or expense relating to, based upon, or arising out of (i) an act or omission by the Trading Advisor or its officers, directors, principals, shareholders or employees constituting negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably relieved to be in, or not opposed to, the best interests of the Partnership, or (ii) a material breach of a warranty, representation or agreement on the part of the Trading Advisor or its officers or directors contained in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the section of the Memorandum describing the Trading Advisor or its principals, officers, directors, operations, trading approaches, methods of trading or performance, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, not misleading. Any indemnification required by this Section 9(a), unless ordered by a court or agreed to by the General Partner, shall be made by the General Partner only upon a determination by independent legal counsel reasonably acceptable to the General Partner and the indemnified party in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 9(a); provided that if the indemnified party shall have prevailed on the merits in the defense of any demand, claim, lawsuit, action or proceeding subject to indemnification hereunder, indemnification shall be payable hereunder irrespective of the receipt of any such legal opinion. The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

(b) The Trading Advisor agrees to indemnify, defend and hold harmless the Partnership and the General Partner and its affiliates from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and any amounts paid in settlement; provided, that the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to, based upon or arising out of, (x) this Agreement or the advisory services performed or to be performed by the Trading Advisor for the account of the Partnership, or (y) the offering, issuance or sale of units in the Partnership, including any untrue statement or alleged untrue statement of a material fact contained in the Memorandum, or the omission or alleged omission therefrom or a material fact necessary in order to make the statements therein not misleading, provided that the losses, claims, damages, liabilities, judgments, costs or expenses related to, were based upon or arose out of (i) an act or omission by the Trading Advisor or its officers, directors, principals, shareholders or employees constituting negligence or misconduct or an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Partnership, or (ii) a material breach of a warranty, representation or agreement on the part of the Trading Advisor or its officers or directors contained in this Agreement, or (iii) any untrue statement or alleged untrue statement of a material fact contained in the section of the Memorandum describing the Trading Advisor or its principals, officers, directors, operations, trading approaches, methods of trading or performance, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, not misleading. Any indemnification required by this Section 9(b), unless ordered by a court or agreed to by the Trading Advisor, shall be made by the Trading Advisor only upon a determination by independent legal counsel reasonably acceptable to the Trading Advisor and the indemnified party in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 9(b); provided that if the indemnified party shall have prevailed on the merits in the defense of any demand, claim, lawsuit, action or proceeding subject to indemnification hereunder, indemnification shall by payable hereunder irrespective of the receipt of any such legal opinion. The foregoing agreement of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

10. Right to Advise Others. (a) The Trading Advisor's business is, among other things, advising persons as to the purchase and sale of futures interests, and it may or will be advising other persons and trading for their accounts during the same periods that it is managing the Partnership’s account. During the term of this Agreement, the Trading Advisor also may trade for its own account and accounts of its officers, directors, employees, and their families. Under no circumstances will the Trading Advisor knowingly or deliberately favor any account advised or managed by it over the account of the Partnership in any way or manner, except as described below with respect to position limits. The Trading Advisor agrees to treat the Partnership in a fiduciary capacity. Subject to that standard, the Trading Advisor will be free to manage accounts for other investors, itself, its officers, directors and employees and their families, and will be free to trade on the basis of methods similar or identical to those employed by the Trading Advisor on behalf of the Partnership, or methods which are entirely independent of such methods, including but not limited to trading in a manner the Trading Advisor determines, in its sole judgment, to be inappropriate for the Partnership at any particular time, and shall be free to compete for the same futures contracts or other commodity interests as the Partnership or take positions opposite to the Partnership, where such actions do not knowingly or deliberately prefer any client (including accounts managed for itself, its officers, directors and employees and their families) to the Partnership, except as described below with respect to position limits.

(b) Notwithstanding the provisions of Section 10(a), so long as the Trading Advisor is performing services for the Partnership, it agrees that it will not accept additional capital for management in the futures interests markets if doing so would have a reasonable likelihood of resulting in the Trading Advisor having to modify substantially its trading approach, because of position limits or other factors, being used by the Trading Advisor for the Partnership in a manner which might reasonably be expected to be to the detriment of the Partnership (it being understood that this paragraph shall not prohibit the acceptance of additional capital which acceptance requires only routine adjustments to trading patterns in order to comply with position limits). The Trading Advisor agrees to provide the General Partner on or before the last business day of each month the performance information of all funds placed under the Trading Advisor's management (singly or with others) during the immediately preceding calendar month in such form as the General Partner reasonably request. The Trading Advisor further agrees to discuss its trading approaches, methods, systems, and performance with the General Partner and certain selling agents engaged by the Partnership upon request. Further, the General Partner, upon reasonable notice to the Trading Advisor, may inspect on a confidential basis all records of the Trading Advisor related to the trading of futures interests for the purpose of confirming that the Partnership has been treated equitably with regard to trading during the term of this Agreement by the Trading Advisor. It is understood and agreed that, in its discretion, the Trading Advisor may withhold from such inspection the name of the client for whom an account is maintained and that the information disclosed to the General Partner will be accorded confidential treatment by the General Partner, subject to its fiduciary obligations and applicable law.

11. Representations and Warranties of the Trading Advisor. The Trading Advisor represents and warrants to the Partnership as follows:

(a) The Trading Advisor is duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate and authority to perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by the Trading Advisor and constitutes a valid and legally binding obligation of the Trading Advisor enforceable in accordance with its terms.

(c) The Trading Advisor is a member in good standing of the NFA and has all required governmental and regulatory licenses to perform its obligations under this Agreement and the Trading Advisor is in compliance with all applicable rules and regulations of the CFTC and the NFA to the extent material to the conduct of its business; and the performance by the Trading Advisor of its obligations under this Agreement will not violate, or constitute a default under, the certificate of incorporation of, articles of incorporation, bylaws of of, or any agreement, order, law or regulation binding upon, the Trading Advisor.

12. Representations and Warranties of the Partnership. The Partnership represents and warrants to the Trading Advisor as follows:

(a) The Partnership is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority to perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by the Partnership and constitutes a valid and legally binding obligation of the Partnership enforceable in accordance with its terms.

(c) The General Partner is a member in good standing of the NFA. The Partnership is in compliance with all applicable rules and regulations of the Securities and Exchange Commission, the CFTC, and the NFA to the extent material to the conduct of its business.

13. Covenants of the Trading Advisor. During the term of this Agreement the Trading Advisor agrees as follows:

(a) The Trading Advisor shall maintain all registrations and memberships necessary for the Trading Advisor to furnish services to the Partnership hereunder and shall at all times comply in all material respects with all applicable laws, to the extent that the failure to so comply would adversely affect the Trading Advisor's ability to perform services for the Partnership as contemplated hereby.

(b) The Trading Advisor acknowledges and agrees that its obligations to the Partnership hereunder are independent of any obligations of the Partnership and that no dispute, non-payment or default by the Partnership under any arrangements with the Trading Advisor shall in any respect diminish the Trading Advisor's obligations to the Partnership hereunder.

14. Complete Agreement. This Agreement supercedes any prior agreements between the parties and constitutes the entire agreement between the parties, and no other agreement, verbal or otherwise, shall be binding as between the parties hereto unless in writing and signed by the party against whom enforcement is sought.

15. Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

16. Assignment. This Agreement may not be assigned by either party without the express written consent of the other party.

17. Amendment. This Agreement may not be amended except by the written consent of the parties.

18. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, postage prepaid mail, telecopy, telex, telegram or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Partnership or the General Partner:

RFMC Global Directional Fund, LP
c/o Ruvane Fund Management Corporation
4 Benedek Road
Princeton, New Jersey 08540
Attn: Robert L. Lerner
Facsimile: (609) 921-0577

if to the Trading Advisor:

Welton Investment Corporation
The Eastwood Building
San Carlos between 5th and 6th
Carmel, California 93921-6147
Attn: Patrick L. Welton
Facsimile: (831) 626-5199

19. Headings. Headings to sections herein are for the convenience of the parties only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person shall have any right or obligation under this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

22. Property Rights of the Trading Advisor. The General Partner agrees to maintain in confidence any and all trading instructions and information, materials or other documents of the Trading Advisor, which it concurrently, hereafter or previously obtains pursuant to or in connection with this Agreement, except as otherwise agreed with the Trading Advisor. The General Partner acknowledges that the advisory services provided by the Trading Advisor involves the use of proprietary information and further agrees that it shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently used by the Trading Advisor in the conduct of its business.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the date first above written.

Welton Investment Corporation

_____________________________

Patrick L. Welton, its president

RFMC Global Portfolio Fund, LP

By: Ruvane Fund Management Corporation, its General Partner

_______________________________

Robert L. Lerner, its president

As to Section 6 of this Agreement

Ruvane Fund Management Corporation

_______________________________
Robert L. Lerner, its president